Exhibit 5.1

Mourant Ozannes (Cayman) LLP 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands T +1 345 949 4123 F +1 345 949 4647

Global Backbone Technology, Ltd

c/o Mourant Governance Services (Cayman) Limited

94 Solaris Avenue

Camana Bay

PO Box 1348

Grand Cayman KY1-1108

Cayman Islands

1 July 2022

Global Backbone Technology, Ltd (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1 filed on 1 July 2022 with the U.S. Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended, relating to the offering of ordinary shares in the Company of par value $0.00063428225 each (the Shares) (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the Company’s preliminary prospectus included in the Registration Statement (the Prospectus) relating to the offering of the Shares.

1.	Documents Reviewed

For the purposes of this opinion letter we have examined a copy of each of the following documents:

(a)	the certificate of incorporation of the Company dated 13 May 2020;

(b)	the memorandum and articles of association of the Company as adopted on 13 May 2020 (the M&A);

(c)	the register of directors and officers of the Company (the Register of Directors, together with the M&A, the Company Records);

(d)	written resolutions of the board of directors of the Company passed on 29 June 2022 (the Director Resolutions);

(e)	minutes of a meeting of the shareholders of the Company held on 7 April 2022 (the Shareholder Resolutions);

(f)	a certificate of good standing for the Company dated 27 June 2022 (the Certificate of Good Standing) issued by the Registrar of Companies in the Cayman Islands (the Registrar);

(g)	the Registration Statement; and

(h)	the Prospectus.

Mourant Ozannes (Cayman) LLP is a Cayman Islands limited liability partnership which was registered on 1 February 2022 on the conversion of the Cayman Islands firm of Mourant Ozannes to a limited liability partnership, pursuant to Part 6 of the Limited Liability Partnership Act (2021 Revision) of the Cayman Islands

2.	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of the draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the accuracy and completeness of all factual representations made in the documents reviewed by us;

2.4	the genuineness of all signatures and seals;

2.5	the Director Resolutions and the Shareholder Resolutions were duly passed, are in full force and effect and have not been amended, revoked or superseded and any meeting at which those resolutions were passed was duly convened, held and quorate throughout;

2.6	there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below;

2.7	the directors of the Company have not exceeded any applicable allotment authority conferred on the directors by the shareholders;

2.8	upon issue the Company will receive in full the consideration for which the Company agreed to issue the Shares, which shall be equal to at least the par value thereof;

2.9	the Registration Statement and the Prospectus are valid and binding under the laws of the United States of America and the Registration Statement has been duly filed with the Commission;

2.10	each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by the Registration Statement in accordance with the M&A;

2.11	the Company is not insolvent, will not be insolvent and will not become insolvent as a result of executing, or performing its obligations under the Registration Statement or the Prospectus and no steps have been taken, or resolutions passed, to wind up the Company or appoint a receiver in respect of the Company or any of its assets;

2.12	the Company Records were, when reviewed by us, and remain at the date of this opinion accurate and complete;

2.13	no Share will be issued for a price which is less than its par value;

2.14	the Company will have sufficient authorised but unissued share capital to issue each Share; and

2.15	no change will be made to the Company’s memorandum of association or articles of association which will affect the continuing accuracy of this opinion.

3.	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is incorporated under the Companies Act, validly exists under the laws of the Cayman Islands as an exempted company and is in good standing with the Registrar. The Company is deemed to be in good standing on the date of issue of the Certificate of Good Standing if it:

(a)	has paid all fees and penalties under the Companies Act (as amended) of the Cayman Islands; and

(b)	is not, to the Registrar’s knowledge, in default under the Companies Act (as amended) of the Cayman Islands.

3.2	Based solely on our review of the Shareholder Resolutions and the M&A, the authorised share capital of the Company is US$63,528.225 divided into 100,000,000 ordinary shares of US$0.00063428225 par value each and 1,000,000 shares of US$0.0001 par value each.

3.3	The issue and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Prospectus, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the Prospectus, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4.	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion the phrase non-assessable means, with respect to Shares in the Company, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances and subject to the M&A, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading Legal Matters in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

Mourant Ozannes (Cayman) LLP